Preliminary Structural and Collateral Term Sheet

$3,780mm of Senior Certificates

J.P. Morgan Mortgage Trust 2007-A1

Mortgage Pass-Through Certificates, Series 2007-A1

01/22/2007

Features of the Transaction

- Offering consists of approximately $3,806mm of Senior Certificates expected to be rated AAA by 2 of the 3; S&P, Moody's, Fitch.

- The Amount of Senior Certificates is approximate and may vary.

- Multiple groups of Mortgage Loans will collateralize the transaction

- There are approximately 7 groups of Senior Certificates, which may vary.

- The Credit Support for the Senior Certificates of Pools 1 - 7 is Cross-Collateralized, with respect to losses.

Key Terms

Issuer :	J.P.Morgan Mortgage Trust
Underwriter :	J.P.Morgan Securities, Inc.
Depositor :	J.P. Morgan Acceptance Corp. I
Master Servicer:	Wells Fargo or Us Bank
Trustee:	US Bank National Association or HSBC
Type of Issuance:	Public
Servicer Advancing:	Yes, Subject to Recoverability.
Compensating Interest:	Paid, But Capped.
Clean-Up Call / Optional Termination:	1% clean-up call
Legal Investment:	The Senior Certificates are
SMMEA Eligible at Settlement.
ERISA Eligible:	The Senior Certificates are
ERISA eligible subject to limitations set
forth in the final prospectus supplement.
Tax Treatment:	REMIC
Structure:	Senior/Subordinate w/ Shifting Interest
and Subordinate Certificate Prepayment Lockout
Expected AAA Subordination:	2% +/- .50%
Rating Agencies:	At least 2 of 3; Moody's, S&P, Fitch
Registration:	Senior Certificates - DTC

Time Table

Cut-Off Date	January 1, 2007
Settlement Date	January 31, 2007
First Distribution Date	February 25, 2007
Distribution Date	25th or Next Business Day

JPMSI Contact Information

Trading/Structuring	Greg Boester John Horner Eric Norquist Tom Scudese Marc Simpson Bridget Byrnes Tom Panagis	212-834-2499

Preliminary Mortgage Pool Data (approximate)

	Pool 1	Pool 2	Pool 3	Pool 4
Collateral Type	5Yr Hybrid	5Yr Hybrid	5Yr Hybrid	5Yr Hybrid
	ARMs	ARMs	ARMs	ARMs
Outstanding Principal Balance	241,694,792	305,244,659	773,426,179	245,911,812
Number of Mortgage Loans	301	401	1,079	370
Average Principal Balance	829,640	796,420	745,622	713,407
Weighted Average Gross Mortgage Rate	4.454%	5.019%	5.264%	4.323%
Weighted Average Net Mortgage Rate	4.204%	4.769%	5.014%	4.073%
Weighted Average Maturity	329	332	339	328
Weighted Average Seasoning	31	28	21	32
Weighted Average Months to Roll	29	32	39	28

ARM Index	LY1(100%)	LY1(100%)	LY1(100%)	LY1(100%)

Weighted Average Gross Margin	2.30	2.29	2.29	2.27
Initial Periodic Rate Cap	2.00	2.00	5.00	5.00
Subsequent Periodic Rate Cap	2.00	2.00	2.00	2.00
Lifetime Rate Cap	6.00	6.00	5.00	5.00
Weighted Average Loan-to-Value	59%	64%	68%	61%
Weighted Average FICO Score	758	750	748	762
Geographic Distribution	CA(54%),NY(19%)	NY(32%),CA(31%)	CA(40%),NY(15%)	CA(64%),NY(7%)
Percent Owner Occupied	100%	100%	95%	90%
Percent Single Family / PUD	82%	71%	77%	86%
Interest Only	100%	100%	71%	0%
Primary Servicer	Chase	Chase	Chase	Chase

Preliminary Mortgage Pool Data (approximate)

	Pool 5	Pool 6	Pool 7
Collateral Type	5Yr Hybrid	7Yr Hybrid	7Yr Hybrid
	ARMs	ARMs	ARMs
Outstanding Principal Balance	1,034,374,749	678,782,079	570,762,790
Number of Mortgage Loans	1,464	938	785
Average Principal Balance	744,366	746,516	752,796
Weighted Average Gross Mortgage Rate	5.02%	5.03%	5.55%
Weighted Average Net Mortgage Rate	4.77%	4.78%	5.30%

Weighted Average Maturity	333	335	336

Weighted Average Seasoning	27	25	24
Weighted Average Months to Roll	33	59	60
ARM Index	LY1(100%))		LY1(100%)
Weighted Average Gross Margin	2.28	2.28	2.29
Initial Periodic Rate Cap	5.00	5.00	5.00
Subsequent Periodic Rate Cap	2.00	2.00	2.00
Lifetime Rate Cap	5.00	5.00	5.00
Weighted Average Loan-to-Value	66%	66%	66%
Weighted Average FICO Score	749	754	754
Geographic Distribution	CA(39%),NY(20%)	CA(54%),NY(14%)	CA(40%),NY(20%)
Percent Owner Occupied	90%	98%	97%
Percent Single Family / PUD	79%	83%	77%
Interest Only	20%	68%	75%
Primary Servicer	Chase	Chase	Chase